Free Writing Prospectus to Preliminary Pricing Supplement No. 18,040

Registration Statement Nos. 333-293641; 333-293641-01

Dated August 12, 2026; Filed pursuant to Rule 433

Morgan Stanley

5-Year Dual Directional Trigger Jump Securities Based on the Performance of a Basket Composed of 5 Indices

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	September 4, 2031
Basket:	Basket Component	Weighting
	EURO STOXX 50® Index (SX5E)	40.00%
	Tokyo Stock Price Index (TPX)	25.00%
	FTSE® 100 Index (UKX )	17.50%
	Swiss Market Index® (SMI)	10.00%
	S&P®/ASX 200 Index (AS51)	7.50%
We refer to each of the SX5E Index, the TPX Index, the UKX Index, the SMI Index and the AS51 Index as an underlying index and, together, as the underlying indices.
Payment at maturity:

●If the final basket value is greater than or equal to the initial basket value:

$1,000 + the greater of (i) $1,000 × the basket percent change and (ii) the upside payment

●If the final basket value is less than the initial basket value but is greater than or equal to the trigger level:

$1,000 + ($1,000 x absolute basket return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the basket. In no event will this amount exceed the stated principal amount plus $250.

●If the final basket value is less than the trigger level:

$1,000 × basket performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, and will represent a loss of more than 25%, and possibly all, of your investment.

Upside payment:	$440 per security (44% of the stated principal amount)
Basket percent change:	(final basket value – initial basket value) / initial basket value
Absolute basket return:	The absolute value of the basket percent change. For example, a -5% basket percent change will result in a +5% absolute basket return.
Downside threshold level:	75% of the initial basket value
Basket performance factor:	final basket value / initial basket value
Initial basket value:

100, which will be equal to the sum of the products of (i) the initial basket component value of each basket component, as set forth under “Basket—Initial basket component value” above, and (ii) the multiplier for such basket component, each of which will be determined on the pricing date.

Final basket value:	The sum of the products of (i) the basket component closing value of each basket component on the valuation date and (ii) the multiplier for such basket component.
Valuation date:	August 29, 2031, subject to postponement for non-trading days and certain market disruption events
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	August 28, 2026

Original issue date:	September 3, 2026 (3 business days after the pricing date)
CUSIP/ISIN:	61781DTE8 / US61781DTE84
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226039659/ms18040_424b2-26453.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Basket	Return on the Securities
+80.00%	80.00%
+70.00%	70.00%
+60.00%	60.00%
+50.00%	50.00%
+44.00%	44.00%
+40.00%	44.00%
+30.00%	44.00%
+20.00%	44.00%
+10.00%	44.00%
0.00%	44.00%
-5.00%	5.00%
-10.00%	10.00%
-20.00%	20.00%
-25.00%	25.00%
-26.00%	-26.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Basket Components

For more information about the basket components, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee any return of principal.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the basket closing value at any time other than the valuation date.

●Investing in the securities is not equivalent to investing in the basket components.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is $944.70 per security, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Basket Components

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●Changes in the value of one or more of the basket components may offset each other.

●The basket components are not equally weighted.

●There are risks associated with investments in securities linked to the value of foreign equity securities.

●Adjustments to the basket components could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.